CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated April 25, 2012, accompanying the financial statements of California Insured Municipals Income Trust, Series 241, Colorado Insured Municipals Income Trust, Series 101 and Virginia Investors' Quality Tax-Exempt Trust, Series 100 (included in Van Kampen Unit Trusts, Municipal Series 593) as of December 31, 2011, and for each of the three years in the period ended December 31, 2011 and the financial highlights for each of the five years in the period ended December 31, 2011, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-129793) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 25, 2012